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                                                                    Exhibit 3.1


                            CERTIFICATE OF AMENDMENT

                                       TO

                    THE RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                BROOKE GROUP LTD.

                            ------------------------


                  Brooke Group Ltd., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

                  1. By unanimous written consent dated August 17, 1998, the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"):

                  RESOLVED, that it is advisable for the Corporation's Certificate of Incorporation to be amended as follows:

                  The first paragraph of Article FOURTH of the Certificate of Incorporation be amended to read in its entirety as follows:

                           FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, par value $.10 per share (the "New Common Stock"), and 10,000,000 shares of Preferred Stock, par value $1.00 per share.

                  2. The Amendment of the Certificate of Incorporation effected by this Certificate was duly authorized at the Annual Meeting of Stockholders held on October 15, 1998, by the holders of a majority of the outstanding capital stock of the Corporation entitled to vote thereon, after first having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Section 242 of the Delaware General Corporation Law.



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                  IN WITNESS WHEREOF, Brooke Group Ltd. has caused this
Certificate to be signed by Richard J. Lampen, its Executive Vice President, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is the Corporation's act and deed, this 15th day of October, 1998.




                                                     /s/ RICHARD J. LAMPEN
                                                     ---------------------------
                                                     Richard J. Lampen
                                                     Executive Vice President




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